CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Caldwell & Orkin – Gator Capital Long/Short Fund and to the use of our report dated June 28, 2020 on the financial statements and financial highlights of Caldwell & Orkin – Gator Capital Long/Short Fund, a series of The Caldwell & Orkin Funds, Inc. Such financial statements and financial highlights appear in the 2020 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
August 28, 2020